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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 12 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                                 Commission File Number: 0-22314
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                             PENEDERM INCORPORATED
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            (Exact name of registrant as specified in its charter)

       320 Lakeside Drive, Foster City, California  94404 (650) 358-0100
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $.01 par value
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           (Title of each class of securities covered by this Form)

                                     None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g4-(a)(1)(i)   [X]                         Rule 12h 3(b)(1)(i)    [X]
Rule 12g4-(a)(1)(ii)  [_]                         Rule 12h 3(b)(1)(ii)   [_]
Rule 12g4-(a)(2)(i)   [_]                         Rule 12h 3(b)(2)(i)    [_]
Rule 12g4-(a)(2)(i)   [_]                         Rule 12h 3(b)(2)(ii)   [_]
                                                  Rule 15d-6             [_]

Approximate number of holders of record as of the certification or
notice date:                                                              1
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Pursuant to the requirements of the Securities Exchange Act of 1934, Penederm
Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




Date:  October 2, 1998
                                             By:  /s/ Michael A. Bates
                                                  ____________________________
                                                  Name:  Michael A. Bates
                                                  Vice President - Finance
                                                  and Administration